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                                                                    Exhibit 99.1

                                           FOR IMMEDIATE RELEASE
                                           Contact: Mary Ellen Kramer, President
                                                    (212) 430-6369

                  BBM HOLDINGS, INC. F/K/A PRIME RESOURCE, INC.

                   AND BROADBAND MARITIME INC. ANNOUNCE MERGER

New York, NY (April 1, 2007) BBM Holdings, Inc. f/k/a Prime Resource, Inc. (OTCBB: PRRO) announced the closing of a merger of Prime Acquisition, Inc., a wholly owned subsidiary of BBM Holdings, Inc., with and into Broadband Maritime, Inc. pursuant to a merger agreement previously entered into by the companies on January 15, 2007 and amended on February 13, 2007 and March 16, 2007 (the "Merger Agreement").

The surviving corporation, Broadband Maritime Inc. ("Broadband Maritime"), is wholly owned by and the sole subsidiary of BBM Holdings, Inc. ("BBM Holdings"). All of the outstanding capital stock of Broadband Maritime immediately prior to the merger (other than shares as to which holders have perfected as assert dissenter's rights) has been converted into the right to receive, in the case of a Class A Preferred Share of Broadband Maritime, one share of common stock, no par value, of BBM Holdings per 0.0595589330784 Class A Preferred Share and in the case of a Common Share of Broadband Maritime, one share of common stock, no par value, of BBM Holdings per 59.5589330784 Common Shares. As a result, control of BBM Holdings has changed because former holders of Broadband Maritime capital stock will own approximately 94.236% of the outstanding common stock of BBM Holdings immediately after the closing (assuming no dissenting shareholders).

Immediately following the merger, the pre-merger Broadband Maritime management team assumed the executive and other management positions of both BBM Holdings and its wholly-owned operating subsidiary. Mary Ellen Kramer will serve as president of both BBM Holdings and Broadband Maritime. The directors of Broadband Maritime prior to the merger, with the addition of Andrew Limpert, will serve as members of the Board of Directors of BBM Holdings.

WHERE TO FIND ADDITIONAL INFORMATION ABOUT BBM HOLDINGS, INC.

Documents filed by BBM Holdings, Inc. f/k/a Prime Resource, Inc. with the Securities and Exchange Commission, may be obtained free of charge at the Commission's web site at www.sec.gov. In addition, investors and security holders may obtain copies of the documents filed with the Commission by Prime by contacting BBM Holdings, Inc.'s corporate secretary at (212) 430-6369.

ABOUT BBM HOLDINGS, INC. F/K/A PRIME RESOURCE, INC.

BBM Holdings, Inc. f/k/a Prime Resource, Inc. is a Utah corporation organized on March 29, 2002, as a successor entity to Prime, LLC, a Utah limited liability company. BBM Holdings had been engaged in group insurance brokerage and investment and pension consulting through its wholly owned subsidiaries, Belsen Getty, LLC and Fringe Benefit Analysts, LLC. As of April 30, 2006, substantially all of the assets and liabilities of PRIME RESOURCE, INC. were sold.

ABOUT BROADBAND MARITIME INC.

Broadband Maritime Inc. is a telecommunications engineering and service company offering turn key, always-on Internet access to commercial shipping fleets. Broadband Maritime was founded to develop innovative, cost-effective voice and data network solutions for use in niche markets. Its operations are managed from its New York, NY office(s). Additional information about Broadband Maritime Inc. can be found at www.broadbandmaritime.com.

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This press release may include forward-looking statements. While BBM Holdings believes that any forward looking expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks include: the future financial condition of BBM Holdings, the continued qualification of the common stock of BBM Holdings for listing on the OTC Bulletin Board, risks associated with the discontinuance of the former Prime Resource operations, risks associated with unsatisfactory results from the deployment of acquired Broadband Maritime products, the successful integration of BBM Holdings and Broadband Maritime, and industry-wide changes. These and other factors, including those discussed in PRIME RESOURCE, INC.'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

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